Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Harbin Electric, Inc

We consent to the use of our report dated February 28, 2007, with respect to the consolidated balance sheets of Harbin Electric, Inc. and subsidiaries as of December 31, 2006 and the related consolidated statements of income and other comprehensive income, shareholders’ equity, and cash flows for the year then ended, which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption “Experts” in the prospectus.

Moore Stephens Wurth Frazer and Torbet, LLP

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
January ___, 2008